EXHIBIT 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 17, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Core Health Care Network, Inc. -- SEC File No. 000-53714

Dear Ladies and Gentlemen:

We have read the statements of Core Health Care Network, Inc. (the “Company”) in Item 4.01 on Form 8-K/A Amendment No. 1 dated August 25, 2011 and we are in disagreement with such statements made in paragraph no. 1 as they pertain to our firm.  Specifically – there has been no disagreement over unpaid bills.  The Company has simply chosen not to pay its outstanding bill to our firm.

We agree with statements made in paragraph no. 2 as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC